Exhibit 3.1

AMENDMENT NO. 1

TO AMENDED AND RESTATED BYLAWS
OF

MANUFACTURED HOUSING PROPERTIES INC.

This Amendment No. 1 to the Amended and Restated Bylaws (the “Bylaws”) of Manufactured Housing Properties Inc., a Nevada corporation (the “Corporation”), is effective as of October 3, 2022.

WHEREAS, the Board of Directors of the Corporation has approved Amendment No. 1 as set forth below.

NOW, THEREFORE, BE IT RESOLVED, the Bylaws are hereby amended as follows:

1.	Section 5.9 of the Bylaws is hereby amended and restated in its entirety to read as follows:

“5.9 Chief Executive Officer and President. The CEO and, if such position is created, the President, in this order of seniority and authority, shall be the chief executive officer of the Corporation, shall have general and active management of the business of the Corporation, shall have the general supervision and direction of all other officers of the Corporation with full power to see that their duties are properly performed and shall see that all orders and resolutions of the Board are carried into effect. He may sign, with any other proper officer, certificates for shares of the Corporation and any deeds, bonds, mortgages, contracts and other documents which the Board has authorized to be executed, except where required by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board or these Bylaws, to some other officer or agent of the Corporation. In furtherance of the foregoing, the CEO is expressly authorized to sign, or give approval to the President or Chief Investment Officer to sign, all deeds, bonds, mortgages or other loan documents in an amount of up to $5 million without Board approval. In addition, the CEO and the President, in that order of authority, shall perform whatever duties and shall exercise all powers that are given to him by the Board or his or her superior officer.”

2.	Except as modified by this Amendment No. 1, the Bylaws remain unchanged and, as modified, continue in full force and effect.

CERTIFICATE OF ADOPTION OF AMENDMENT NO. 1

TO AMENDED AND RESTATED BYLAWS
OF

MANUFACTURED HOUSING PROPERTIES INC.

The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of Manufactured Housing Properties Inc., a Nevada corporation (the “Corporation”), and that the foregoing Amendment No. 1 of the Amended and Restated Bylaws was adopted as part of the Corporation’s Bylaws as of the date hereof by the Corporation’s Board of Directors.

The undersigned has executed this Certificate as of October 3, 2022.

/s/ Jay Wardlaw
Jay Wardlaw
Secretary